Mail Stop 6010

      	December 23, 2005

Mr. Timothy K. Schools
Executive Vice President and Chief Financial Officer
The South Financial Group, Inc.
102 Main Street
Greenville, SC 29601

      Re:	The South Financial Group, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 15, 2005
      File No. 000-15083

Dear Mr. Schools:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant